Exhibit 99.1

Audience Announces Third Quarter 2014 Financial Results

MOUNTAIN VIEW, CA – October 30, 2014 – Audience, Inc. (NASDAQ: ADNC), the leader in Advanced Voice, and a pioneer in Multisensory and natural user experience technology for mobile devices, today announced its third quarter 2014 financial results.

Revenue for the third quarter of 2014 was $22.7 million, compared with $34.5 million for the same period in 2013. As reported under U.S. generally accepted accounting principles (GAAP), third quarter 2014 net loss was ($16.3) million, or ($0.71) per diluted share based on weighted average shares outstanding of 22.8 million. This compares with GAAP net loss of ($2.3) million, or ($0.11) per diluted share based on weighted average shares outstanding of 21.6 million, for the same period in 2013. Gross margin on a GAAP basis for the third quarter of 2014 was 46.7% of revenue, compared to 55.9% of revenue for the same period in 2013.

Non-GAAP net loss, as defined below, for the third quarter of 2014 was ($8.0) million, or ($0.35) per diluted share based on weighted average shares outstanding of 22.8 million. This compares with non-GAAP net loss of ($0.3) million, or ($0.01) per diluted share based on weighted average shares outstanding of 21.6 million, for the same period in 2013. Gross margin on a non-GAAP basis for the third quarter of 2014 was 50.7% of revenue, compared to 56.2% of revenue for the same period in 2013.

“In the third quarter, we saw continued near-term weakness in our core smartphone market, largely due to less than expected market acceptance of certain smartphone models; however, we expect our market and product diversification efforts to take hold going forward,” said Peter Santos, president and chief executive officer. “We specifically expect increased traction with our codec solutions and Multisensory products, as well as progress in new markets including TV remotes and smart watches.”

“We’ve executed successfully on our operating expense reduction communicated in our last earnings call and will continue to carefully manage our business, focusing on our diversification strategy and long term business model,” said Kevin Palatnik, chief financial officer.

Business Outlook

For the fourth quarter of 2014, Audience expects total revenue to be in the range of $13 to $16 million. Fourth quarter GAAP gross margin is expected to be in the range of 37.5% to 40.5%. Fourth quarter GAAP net loss, which includes $2.5 million of expected stock-based compensation expense and $1.2 million of amortization expense related to acquired intangible assets, is expected to be in the range of ($14.6) to ($16.0) million, or ($0.63) to ($0.69) per diluted share on approximately 23.1 million diluted weighted average shares outstanding.

Fourth quarter non-GAAP gross margin is expected to be in the range of 44% to 47%. Fourth quarter non-GAAP net loss is expected to be in the range of ($10.9) to ($12.3) million, or ($0.47) to ($0.53) per share on a diluted basis.

The foregoing statements regarding the company’s business outlook reflect the acquisition of Sensor Platforms, Inc. in July 2014.

A schedule showing a reconciliation of the business outlook from GAAP diluted net loss per share to non-GAAP diluted net loss per share is included with this release.

Audience Announces Third Quarter 2014 Financial Results

The above information concerning guidance represents Audience’s outlook only as of the date hereof and is subject to change as a result of amendments to material contracts and other changes in business conditions. Audience undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Quarterly Conference Call Today

Peter Santos, president and chief executive officer, and Kevin Palatnik, chief financial officer, will host a conference call today at 2:00 pm (Pacific) / 5:00 pm (Eastern). Attendees are asked to join the call at least ten minutes prior to the scheduled conference call time. The call may be accessed by dialing 1-877-212-6076 (toll free) or 1-707-287-9331 (international). The passcode is 10582945. A live and archived webcast of the call will be available on Audience’s website at http://investor.audience.com for 30 days.

Audience expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Audience may reiterate the business outlook published in this press release. At the same time, Audience will keep this press release, including the business outlook, publicly available on its website.

Beginning December 15, 2014, Audience will observe a Quiet Period during which Audience’s representatives will not comment on Audience’s business outlook, financial results or expectations. The Quiet Period will extend until the day when Audience’s Fourth Quarter 2014 Earnings Release is published, which is currently scheduled to be February 5, 2015.

Use of Non-GAAP Financial Measures

Audience prepares its financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The non-GAAP financial measures, such as gross margin, net income (loss) and earnings (loss) per share information for the three months ended September 30, 2014 and similar periods from the prior year included in this press release are different from those otherwise presented under GAAP. The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors and consultants. Stock-based compensation expense has been and will continue to be a significant recurring expense for Audience. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income (loss).

On June 5, 2012, Audience entered into a lease agreement for its future corporate headquarters facility in Mountain View, California. Pursuant to the lease agreement, the lease fell under “build-to-suit” accounting treatment and therefore, in accordance with accounting for the effect of lessee involvement in asset construction, the company was considered to be the owner of the real estate project during the construction period. As such, Audience recorded an asset for construction in progress for incurred construction costs, and a liability for those costs that were not funded by the company. Additionally, the rent costs associated with the ground lease during construction was recorded to the income statement. This rent cost is a non-cash charge that the company excluded from its non-GAAP net income (loss). The construction was completed and the lease commenced October 1, 2013. Upon lease commencement, “build-to-suit” accounting treatment was terminated. The company concluded that the lease qualifies for sale-leaseback accounting treatment and that the lease is to be recorded as an operating lease.

Audience Announces Third Quarter 2014 Financial Results

On July 11, 2014, Audience completed its acquisition of Sensor Platforms, Inc. Certain non-recurring acquisition costs have been excluded from non-GAAP net loss.

In the third quarter of 2014, the company implemented a restructuring plan for a workforce reduction through involuntary terminations. The costs related to the restructuring have been excluded from non-GAAP net loss.

Non-GAAP financial information is adjusted for a tax rate equal to our three year annual estimated tax rate on non-GAAP income. Our three year estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Audience has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between quarters and annual growth rates that are not influenced by certain non-cash charges and therefore are helpful in understanding Audience’s underlying operating results. These non-GAAP measures are some of the primary measures Audience’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of the GAAP to non-GAAP results are presented at the end of this press release.

Cautionary Note Concerning Forward-Looking Statements

Statements in the press release and certain matters to be discussed on the third quarter conference call regarding Audience, Inc., which are not historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements relating to expectations of future revenue, net income and operating margin performance, integration of the Sensor Platforms’ team and technology, future success for various products and our leadership position in the market, and the demand for our solutions including continued demand by customers upon whom we are substantially dependent, are based on current expectations and assumptions that are subject to risks and uncertainties. Our actual results could differ materially from those we anticipate as a result of various factors, including: completion of our September 30, 2014 review by our independent auditors, and potential fluctuations in the company’s quarterly and annual operating results and financial condition, including but not limited to matters related to tax; our dependence on a single OEM, Samsung Electronics Co. Ltd., for a substantial portion of our revenue; weak demand for high end smartphones integrating our products and the impact on our business; our need to maintain and expand our existing relationships with our OEMs, including Samsung and leading Chinese OEMs, and to establish relationships with new OEMs in order to maintain and increase our revenue; our ability to sustain profitable operations due to our history of losses and accumulated deficit; quarterly fluctuations in our results due to factors such as the timing of OEM product launches and customer purchasing behavior in light of anticipated mobile phone launches; our assessments of whether we have excess or obsolete inventory; increasing competition and new entrants in the market for our products; our need to diversify our sources of revenue; our ability to successfully integrate Sensor Platforms’ team and technology; our ability to enter new end user product markets, as well as new geographic markets; pressure on the average selling prices for our products; our lengthy sales cycle and the lack of certainty as to whether any given OEM’s products will achieve market acceptance; our OEMs’ lengthy and expensive process to qualify our products; our ability to develop new or enhanced products, including codecs, in a timely manner that achieve market acceptance; our reliance on third parties to manufacture, assemble and test our products; increased defects that may be present in our products

Audience Announces Third Quarter 2014 Financial Results

as we scale our manufacturing processes; the impact of future intellectual property litigation and claims for indemnification; changes in tax laws or our ability to utilize our tax structure and net operating losses and other risks inherent in fabless semiconductor businesses. For a discussion of these and other related risks, please refer to “Risk Factors” in our most recent Quarter Report on Form 10-Q for the three months ended June 30, 2014, which is available on the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About Audience

Audience is the leader in Advanced Voice, and a pioneer in Multisensory processing and natural user experience technology for consumer devices. Its technologies, based in auditory neuroscience, improve the mobile voice experience, as well as enhance speech-based services and audio quality for multimedia. In early 2014, the Company announced its expansion into Multisensory and motion processing. Through the combination of Advanced Voice and Multisensory processing, Audience aims to transform the way consumers engage with devices by enabling seamless natural user experiences and context-aware services. The Company’s products have been shipped in more than 400 million devices worldwide. For more information, see www.audience.com.

For more information on Audience® products please go here.

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ADNC-F

For more information, contact:

Investors

The Blueshirt Group

Suzanne Schmidt	or	Melanie Solomon
415-217-4962		415-217-4964
suzanne@blueshirtgroup.com		melanie@blueshirtgroup.com

Media and Industry Analysts

Diane Vanasse

408-242-0027

dvanasse@audience.com

Audience, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
	September 30, 2014 (unaudited)	December 31, 2013 (1)
Assets
Current assets:
Cash and cash equivalents	$46,780	$124,691
Short-term investments	9,000	14,855
Restricted cash	4,225	170
Accounts receivable, net	8,113	5,670
Inventories	32,949	13,422
Other current assets	5,386	4,676

Total current assets	106,453	163,484
Property and equipment, net	12,627	13,533
Acquired intangibles, net	17,986	—
Goodwill	20,734	—
Other noncurrent assets	2,323	2,402

Total assets	$160,123	$179,419

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,013	$6,304
Accrued and other current liabilities	13,429	10,673
Deferred credits and income	608	265

Total current liabilities	17,050	17,242
Income taxes payable - noncurrent	956	935
Other liabilities - noncurrent	2,502	1,861

Total liabilities	20,508	20,038

Stockholders’ equity:
Common stock	23	22
Additional paid-in capital	192,166	183,840
Accumulated other comprehensive income (loss)	—	(1)
Accumulated deficit	(52,574)	(24,480)

Total stockholders’ equity	139,615	159,381

Total liabilities and stockholders’ equity	$160,123	$179,419

(1)	The condensed consolidated balance sheet at December 31, 2013 has been derived from audited consolidated financial statements.

Audience, Inc. Condensed consolidated statements of operations (in thousands, except per share data) (unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue:
Hardware	$20,015	$32,445	$89,086	$118,901
Licensing	2,636	2,007	7,046	8,089

Total revenue	22,651	34,452	96,132	126,990
Cost of revenue	12,063	15,179	46,443	55,461

Gross profit	10,588	19,273	49,689	71,529
Operating expenses:
Research and development	13,594	11,499	39,145	31,298
Selling, general and administrative	11,996	9,929	36,572	31,067

Total operating expenses	25,590	21,428	75,717	62,365

Income (loss) from operations	(15,002)	(2,155)	(26,028)	9,164
Interest income, net	5	37	33	128
Other expense, net	(80)	(50)	(146)	(209)

Income (loss) before income taxes	(15,077)	(2,168)	(26,141)	9,083
Income tax provision	1,231	153	1,953	4,092

Net income (loss)	$(16,308)	$(2,321)	$(28,094)	$4,991

Net income (loss) per share:
Basic	$(0.71)	$(0.11)	$(1.25)	$0.23

Diluted	$(0.71)	$(0.11)	$(1.25)	$0.22

Weighted average shares used in computing net income (loss) per share:
Basic	22,810	21,636	22,518	21,281

Diluted	22,810	21,636	22,518	23,121

Audience, Inc. GAAP to Non-GAAP net income (loss) reconciliation (in thousands) (unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
GAAP net income (loss)	$(16,308)	$(2,321)	$(28,094)	$4,991
Stock-based compensation	2,056	1,552	5,556	4,195
Non-cash rent expense	—	231	—	663
Acquisition-related fees and expenses	1,666	—	2,212	—
Restructuring charges	1,305	—	1,305	—
Tax adjustments	3,241	230	5,367	1,708

Non-GAAP net income (loss)	$(8,040)	$(308)	$(13,654)	$11,557

Audience, Inc. Computation of GAAP earnings (loss) per share (in thousands, except for per share amounts) (unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Computation of GAAP net income (loss) per share:
GAAP net income (loss)	$(16,308)	$(2,321)	$(28,094)	$4,991

Weighted average shares used in computing net income (loss) per share:
Basic	22,810	21,636	22,518	21,281

Diluted	22,810	21,636	22,518	23,121

Net income (loss) per share:
Basic	$(0.71)	$(0.11)	$(1.25)	$0.23

Diluted	$(0.71)	$(0.11)	$(1.25)	$0.22

Audience, Inc. Unaudited reconciliation of GAAP to non-GAAP diluted earnings (loss) per share (in thousands, except per share data)
	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
GAAP net income (loss)	$(16,308)	$(2,321)	$(28,094)	$4,991
Non-GAAP adjustments:
Stock-based compensation	2,056	1,552	5,556	4,195
Non-cash rent expense	—	231	—	663
Acquisition-related fees and expenses	1,666	—	2,212	—
Restructuring charges	1,305	—	1,305	—
Effective tax rate change	3,241	230	5,367	1,708

Non-GAAP net income (loss)	$(8,040)	$(308)	$(13,654)	$11,557

GAAP - diluted weighted average shares	22,810	21,636	22,518	23,121

Non-GAAP - diluted weighted average shares	22,810	21,636	22,518	23,121

GAAP - diluted net income (loss) per share	$(0.71)	$(0.11)	$(1.25)	$0.22
Non-GAAP adjustments:
Stock-based compensation	0.09	0.08	0.25	0.18
Non-cash rent expense	—	0.01	—	0.03
Acquisition-related fees and expenses	0.07	—	0.10	—
Restructuring charges	0.06	—	0.06	—
Effective tax rate change	0.14	0.01	0.24	0.07

Non-GAAP - diluted net income (loss) per share	$(0.35)	$(0.01)	$(0.61)	$0.50

Audience, Inc.

Reconciliation of GAAP to Non-GAAP Operating Results

(in thousands)

(unaudited)

	Three months ended September 30, 2014			Three months ended September 30, 2013
	Reported GAAP	Adjustments	Non-GAAP	Reported GAAP	Adjustments	Non-GAAP
Total revenue	$22,651	$—	$22,651	$34,452	$—	$34,452
Cost of revenue (1)	12,063	(893)	11,170	15,179	(82)	15,097

Gross profit	10,588	893	11,481	19,273	82	19,355
Total operating expenses (2)	25,590	(4,134)	21,456	21,428	(1,701)	19,727

Income (loss) from operations	$(15,002)	$5,027	$(9,975)	$(2,155)	$1,783	$(372)
Income (loss) before income taxes	$(15,077)	$5,027	$(10,050)	$(2,168)	$1,783	$(385)
Income tax provision (benefits) (3)	1,231	(3,241)	(2,010)	153	(230)	(77)

Net income (loss)	$(16,308)	$8,268	$(8,040)	$(2,321)	$2,013	$(308)

(1)	For the third quarter of 2014, adjustments are related to stock-based compensation expense of $99 and acquisition-related fees and expenses of $794 recognized for GAAP purposes. For the third quarter of 2013, adjustments are related to stock-based compensation expense of $82 recognized for GAAP purposes.
(2)	For the third quarter of 2014, adjustments are related to stock-based compensation expense of $1,957, acquisition-related fees and expenses of $872, and restructuring charges of $1,305 recognized for GAAP purposes. For the third quarter of 2013, adjustments are related to stock-based compensation expense of $1,470 and non-cash rent expense of $231 recognized for GAAP purposes.
(3)	Adjustment reflects the tax effect from all non-GAAP adjustments for the periods.

	Nine months ended September 30, 2014			Nine months ended September 30, 2013
	Reported GAAP	Adjustments	Non-GAAP	Reported GAAP	Adjustments	Non-GAAP
Total revenue	$96,132	$—	$96,132	$126,990	$—	$126,990
Cost of revenue (1)	46,443	(1,040)	45,403	55,461	(226)	55,235

Gross profit	49,689	1,040	50,729	71,529	226	71,755
Total operating expenses (2)	75,717	(8,033)	67,684	62,365	(4,632)	57,733

Income (loss) from operations	$(26,028)	$9,073	$(16,955)	$9,164	$4,858	$14,022
Income (loss) before income taxes	$(26,141)	$9,073	$(17,068)	$9,083	$4,858	$13,941
Income tax provision (benefits) (3)	1,953	(5,367)	(3,414)	4,092	(1,708)	2,384

Net income (loss)	$(28,094)	$14,440	$(13,654)	$4,991	$6,566	$11,557

(1)	For the nine months ended September 30, 2014, adjustments are related to stock-based compensation expense of $246 and acquisition-related fees and expenses of $794 recognized for GAAP purposes. For the nine months ended September 30, 2013, adjustments are related to stock-based compensation expense of $226 recognized for GAAP purposes.
(2)	For the nine months ended September 30, 2014, adjustments are related to stock-based compensation expense of $5,310, acquisition-related fees and expenses of $1,418, and restructuring charges of $1,305 recognized for GAAP purposes. For the nine months ended September 30, 2013, adjustments are related to stock-based compensation expense of $3,969 and non-cash rent expense of $663 recognized for GAAP purposes.
(3)	Adjustment reflects the tax effect from all non-GAAP adjustments for the periods.

Audience, Inc.

Estimated computation of GAAP to non-GAAP diluted earnings per share

(unaudited)

Three months
ending
December 31, 2014
Estimated GAAP diluted net loss per share	($0.63) - ($0.69)
Estimated stock-based compensation expense per share	$0.11
Estimated amortization of intangible assets per share	$0.05

Non-GAAP diluted net loss per share	($0.47) - ($0.53)